EXHIBIT 3.1

AMENDMENT NO. 1

TO

AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

ALLIANCE CAPITAL MANAGEMENT HOLDING L.P.

THIS AMENDMENT NO. 1 (this “Amendment”) to the Amended and Restated Agreement of Limited Partnership of Alliance Capital Management Holding L.P. (the “Partnership”) dated as of October 29, 1999 (the “Partnership Agreement”), is made and entered into as of February 24, 2006. Capitalized terms used in this Amendment that are not otherwise herein defined are used as defined in the Partnership Agreement.

WHEREAS, Section 17.01(a) of the Partnership Agreement provides that the General Partner may, without the approval of any Partner, Unitholder or other Person, amend any provision of the Partnership Agreement to reflect a change in the name of the Partnership;

WHEREAS, Section 17.01(d) of the Partnership Agreement provides that the General Partner may, without the approval of any Partner, Unitholder or other Person, amend any provision of the Partnership Agreement to reflect a change that the General Partner in its sole discretion determines does not adversely affect the Unitholders in any respect; and

WHEREAS, Section 17.01(g) of the Partnership Agreement provides that the General Partner may, without the approval of any Partner, Unitholder or other Person, amend any provision of the Partnership Agreement to reflect an amendment that the General Partner in its sole discretion determines is necessary or desirable to conform the provisions of the Partnership Agreement to the provisions of the Alliance Capital Partnership Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements of the parties herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.    Amendments. (a) Section 2.01(b) of the Partnership Agreement is hereby amended and restated in its entirety to read as follows:

“(b) “AllianceBernstein Holding L.P.” shall be the name of the Partnership. The business of the Partnership shall be conducted under such name or such other name as the General Partner may from time to time in its sole discretion determine. “Limited Partnership” or “Ltd.” or “L.P.” (or similar words or letters) shall be included in the Partnership’s name where necessary or appropriate to maintain the limited liability of the Limited Partners and Unitholders or otherwise for the purpose of complying with the laws of any jurisdiction that so requires or as the General Partner may deem appropriate.”

(b) Section 2.02 of the Partnership Agreement is hereby amended and restated in its entirety to read as follows:

Section 2.02 Names and Addresses of Partners. The General Partner of the Partnership is AllianceBernstein Corporation. The business address of the General Partner is 1345 Avenue of the Americas, New York, New York 10105. The General Partner may change its address at any time and from time to time. The names and business, residence or mailing addresses of the Limited Partners and Unitholders and the date upon which each such Person became a Limited Partner or Unitholder are as set forth from time to time in the records of the Partnership.

(c) The definition of “Alliance Capital” in Article 1 of the Partnership Agreement is hereby amended and restated in its entirety to read as follows:

“AllianceBernstein” shall mean AllianceBernstein L.P., a Delaware limited partnership whose name was Alliance Capital Management L.P., following a prior change from Alliance Capital Management L.P. II, in connection with the Reorganization.

2.    Application of Amendments. All references in the Partnership Agreement to (a) “Alliance Capital Management Holding L.P.” shall be deemed references to “AllianceBernstein Holding L.P.”, (b) “Alliance Capital Management Corporation” or “ACMC” shall be deemed references to “AllianceBernstein Corporation”, and (c) “Alliance Capital Management L.P.” shall be deemed references to “AllianceBernstein L.P.”

3.    Agreement. Except as amended pursuant to this Amendment, the Partnership Agreement is ratified, adopted, approved and confirmed in all respects and remains in full force and effect.

4.    Governing Law. Notwithstanding the place where this Amendment may be executed, all of the terms and provisions hereof shall be construed under and governed by the substantive laws of the State of Delaware, without regard to the principles of conflict of laws.

IN WITNESS WHEREOF, the General Partner has executed this Amendment as of the date first above written.

GENERAL PARTNER:

AllianceBernstein Corporation

By:	/s/ Adam R. Spilka
Name:	Adam R. Spilka
Title:	Senior Vice President,
Counsel, and Secretary